Exhibit T3B.18

Articles of Association

FOR

Intrum Holding Norway AS

(Accepted in the General Meeting on 22.09.2008 and then amended in the Extraordinary

General Meeting on 01.02.2014, 24.11.201428.10.2021, 29.05.2024 and 15.10.2024)

§ 1 - Company name

The company’s name is Intrum Holding Norway AS.

§ 2 - Business Office

The company’s registered office is in Bærum municipality.

§ 3 - Business

The Company’s activities are trading and investing in real estate, securities and other assets, including participation in other companies with similar activities.

§ 4 - Share capital

The company’s share capital is NOK 41,000,000, divided into 400,000 shares, each with a nominal value of NOK 102,50.

§ 5 - Board of Directors

The Company’s Board of Directors shall have at least 1 to 7 members, as further decided by the General Meeting.

§ 6 - Signature

The company is jointly appointed by two board members.

§ 7 - Change of ownership

Company consent is not required when changing shares.

§ 8 - Pre-emption right

The other shareholders do not have the right to take over shares in the event of a change of owner-ship.

§ 9 - General meeting

At the ordinary general meeting, the following questions must be addressed and decided:

1.	Approval of the financial statements and the annual report, including distribution of dividends.

2.	Other matters which, by law or by statute, belong to the general meeting.

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